UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

NEURONETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38546	33-1051425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3222 Phoenixville Pike, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 640-4202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	STIM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

Neuronetics, Inc., or the Company, issued a press release on August 12, 2024 announcing its financial results for the three months ended June 30, 2024. A copy of the press release is being furnished to the Securities and Exchange Commission as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 2.02.

***

The information furnished pursuant to Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such a filing, except as expressly set forth by specific reference in such a filing. Except as required by law, we undertake no duty or obligation to publicly update or revise the information so furnished.

Item 7.01	Regulation FD Disclosure.

On August 12, 2024, Neuronetics, and Greenbrook TMS Inc., a corporation existing under the laws of the Province of Ontario (“Greenbrook”), issued a joint press release announcing entry into an arrangement agreement (the “Arrangement Agreement”), pursuant to which Neuronetics will acquire all of the issued and outstanding common shares of Greenbrook pursuant to a plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”). A copy of the joint press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 12, 2024, Neuronetics released a presentation relating to the Company’s financial results for the three months ended June 30, 2024 and the Arrangement, and Neuronetics posted its August 2024 investor presentation and supplemental financial and operational information. A copy of both presentations is available on the Company’s website at http://ir.neuronetics.com/ and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.2 and attached hereto and the presentations available at http://ir.neuronetics.com/, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing or document.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in the press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the proposed combination of Greenbrook and Neuronetics, potential benefits of the transaction and the timing thereof. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this document.

These risks and uncertainties include, without limitation, risks and uncertainties related to: our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our revenue has been concentrated among a small number of customers; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; the terms of our credit facility; our ability to successfully roll-out our Better Me Guarantee Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even in the fourth quarter of 2024 and on a full-year basis in 2025.

Without limiting the foregoing, these risks and uncertainties also include, without limitation, risks and uncertainties related to: the parties’ ability to meet expectations regarding the timing and completion of the transaction; the occurrence of any event, change or other circumstance that would give rise to the termination of the Arrangement Agreement; the fact that Greenbrook’s and Neuronetics’ respective stockholders may not approve the transaction; the fact that certain terminations of the Arrangement Agreement require Greenbrook or Neuronetics to pay a termination fee; the failure to satisfy each of the conditions to the consummation of the transaction; the disruption of management’s attention from ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Greenbrook’s and Neuronetics’ relationships with their respective customers, as well as its operating results and business generally; the outcome of any legal proceedings related to the transaction; retention of employees of Greenbrook following the announcement of the transaction; the fact that Greenbrook’s and Neuronetics’ stock price may decline significantly if the transaction is not completed; and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its

Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as each may be updated or supplemented by subsequent reports that the Company has filed or files with the SEC.

These forward-looking statements are based on expectations and assumptions as of the date of this Current Report. Except as required by law, Neuronetics and Greenbrook undertake no duty or obligation to update any forward-looking statements contained in this Current Report as a result of new information, future events, or changes in their expectations.

Important Additional Information and Where to Find It

In connection with the transaction, Neuronetics and Greenbrook will be filing preliminary and definitive joint proxy statements and other relevant documents relating to the proposed transaction with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. This communication is not a substitute for the joint proxy statement or any other document that Neuronetics or Greenbrook may file with the SEC or on SEDAR+ or send to their stockholders in connection with the transaction. The description of the Definitive Agreement and voting agreements above do not purport to be complete and are qualified in its entirety by reference to such agreement as filed pursuant to the joint proxy statement and/or any other filing with the SEC and on SEDAR+. Before making any voting decision, Neuronetics’ and Greenbrook’s stockholders are urged to read all relevant documents filed with the SEC and on SEDAR+, including the joint proxy statement, when they become available because they will contain important information about the transaction. Investors and security holders will be able to obtain the joint proxy statement and other documents filed by Neuronetics or Greenbrook with the SEC (when available) free of charge at the SEC’s website, www.sec.gov or on SEDAR+, at www.sedarplus.ca, as applicable, or from Neuronetics or Greenbrook at the investor relations page of their respective websites, https://ir.neuronetics.com/ and greenbrooktms.com/investor-relations. These documents are not currently available.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Neuronetics, Greenbrook and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Neuronetics’ stockholders in connection with the transaction. Neuronetics’ stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of Neuronetics in Neuronetics’ Annual Report on Form 10-K filed with the SEC on March 7, 2024, its proxy statement relating to its 2024 Annual Meeting of Stockholders filed with the SEC on April 11, 2024 and other relevant materials filed with the SEC when they become available; and (ii) regarding Greenbrook’s directors and officers in Greenbrook’s Annual Report on Form 10-K filed with the SEC and on SEDAR+ on April 25, 2024 and other relevant materials filed with the SEC and on SEDAR+, as applicable, when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Neuronetics’ stockholders in connection with the transaction will be set forth in the joint proxy statement for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the joint proxy statement that Neuronetics and Greenbrook intend to file with the SEC and on SEDAR+, as applicable.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 12, 2024

99.2	Press Release, dated August 12, 2024

104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2024	NEURONETICS, INC.

	By:	/s/ W. Andrew Macan
W. Andrew Macan
EVP, GC & Chief Compliance Officer

Exhibit 99.1

Neuronetics Reports Record Second Quarter 2024 Financial and Operating Results

MALVERN, PA., August 12, 2024 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the best neurohealth therapies in the world, today announced its financial and operating results for the second quarter of 2024.

Second Quarter 2024 Highlights

•	Second quarter 2024 revenue of $16.5 million, a 7% decrease as compared to the second quarter 2023
•	U.S. NeuroStar Advanced Therapy system revenue of $4 million in the quarter, representing 50 systems
•	U.S. treatment session revenue decreased by 5% versus the second quarter of 2023

Recent Operational and Marketing Highlights

•	Announces signing of definitive agreement to acquire all the outstanding shares of Greenbrook TMS, creating one of the nation’s leading providers of mental health care

•	Major insurers updated their healthcare policies to address TMS therapy coverage for Adolescents

•	Launched the “Better Me Provider” program Nationwide.

•	Secured $50 million Initial Tranche of Debt Facility with Perceptive Advisors, reducing net debt by $10 million

•	Achieved milestone of over 182,000 global patients treated with 6.6 million treatment sessions

“Despite continued industry headwinds that impacted our customers during the quarter, we’re pleased to see the continued momentum within our business and the positive impacts our training and education initiatives are having, in particular our Better Me Provider program. We are also very excited about the strong early trends we have seen since receiving FDA clearance for NeuroStar therapy in adolescents, including multiple recent policy updates which have expanded reimbursement coverage to this hugely important and underserved patient population. These initiatives, along with our secured debt facility of up to $90 million, strengthen our ability to drive future growth and make progress towards profitability,” said Keith J. Sullivan, President and CEO. “I am especially enthusiastic about our announced agreement to merge with Greenbrook TMS. This transaction brings together two of the leaders in the mental health space in the U.S., which will allow us to provide access to innovative care to patients suffering from mental health conditions. Leveraging the significant scale and capabilities of the two businesses, we can drive increased awareness of NeuroStar, consistently deliver best practices, facilitate improved reimbursement on a regional and national level, and provide additional services and training opportunities to all of our customers which can improve their business operations.”

Second Quarter 2024 Financial and Operating Results for the Three Months Ended June 30, 2024

	Revenues by Geography
	Three Months Ended June 30,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$16,130	$17,289	(7)%
International	320	321	(0)%

Total revenues	$16,450	$17,610	(7)%

Total revenue for the three months ended June 30, 2024 was $16.5 million, a decrease of 7% compared to the revenue of $17.6 million in the second quarter of 2023. During the quarter, total U.S. revenue decreased by 7% and international revenue remained materially consistent over the second quarter of 2023. The decrease in U.S.revenue was primarily attributable to a decrease in U.S Treatment sessions and U.S NeuroStar Advanced Therapy System sales period over period.

	U.S. Revenues by Product Category
	Three Months Ended June 30,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,000	$4,489	(11)%
Treatment sessions	11,660	$12,314	(5)%
Other	470	$486	(3)%

Total U.S. revenues	$16,130	$17,289	(7)%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended June 30, 2024 was $4 million, a decrease of 11% compared to $4.5 million in the second quarter of 2023. For the three months ended June 30, 2024, and 2023, the Company shipped 49 and 54 systems, respectively.

U.S. treatment session revenue for the three months ended June 30, 2024 was $11.7 million, a decrease of 5% compared to $12.3 million in the second quarter of 2023. The decrease in revenue was primarily attributable to a decrease in treatment session volume over the prior year quarter. The decline was primarily a function of our customers facing cash flow difficulties stemming from the Change Health cyberattack.

In the second quarter of 2024, U.S. treatment session revenue per active site was $10,000 compared to $11,392 in the second quarter of 2023.

Gross margin for the second quarter of 2024 was 74%, an increase of approximately 150 basis points from the second quarter of 2023 gross margin of 72.5%.

Operating expenses during the second quarter of 2024 were $20.7 million, an increase of $0.6 million, or 3%, compared to $20.1 million in the second quarter of 2023.

Net loss for the second quarter of 2024 was $(9.8) million, or $(0.33) per share, as compared to $(4.9) million, or $(0.17) per share, in the second quarter of 2023. Net loss per share was based on 30,051,751 and 28,589,976 weighted average common shares outstanding for the second quarters of 2024 and 2023, respectively.

EBITDA for the second quarter of 2024 was $(8.0) million as compared to the second quarter of 2023 EBITDA of $(3.3) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $42.6 million as of June 30, 2024. This compares to cash and cash equivalents of $59.7 million as of December 31, 2023.

Definitive Agreement to Merge with Greenbrook TMS

On August 12, 2024, the Company announced that is has entered into a definitive arrangement agreement with Greenbrook TMS, in which Neuronetics will acquire all of the outstanding common shares of Greenbrook in an all-stock transaction.

The transaction creates a vertically-integrated organization capable of providing access to mental health treatment with significant scale in the U.S. The transaction offers multiple strategic benefits for Neuronetics and its customers, including increased brand awareness for NeuroStar, more consistent delivery of best practices, and the ability to offer a variety of positive benefits for all NeuroStar customers. Beyond the strategic benefits, the transaction is expected to create compelling financial benefits, including increased revenue scale and a strong growth trajectory, material cost synergies, an accelerated path to profitability, and a bolstered balance sheet.

For more details on the transaction, please refer to the press release issued by Neuronetics on August 12, 2024.

Major Insurers Expand TMS Coverage for Adolescents with Depression

The Company has announced a series of significant healthcare policy updates from major insurers, expanding access to its NeuroStar TMS therapy for adolescents with depression. Humana, covering approximately 600,000 commercial lives, became the first commercial payer to address TMS coverage for ages 15-17, effective April 25, 2024. BlueCross BlueShield of Michigan, covering 4.9 million lives, and Cambia Health Solutions, impacting 2.5 million lives across four states, broadened TMS access to include individuals 15 years and older, effective September 1, 2024. California’s Medicaid program, Medi-Cal, added TMS coverage for both adults and adolescents aged 15 and up, affecting 14.8 million lives starting August 1, 2024. Aetna, one of the largest health plans with over 19.4 million covered lives, also updated its policy to include TMS treatment for adolescents 15 and older, effective immediately. These policy changes follow the FDA’s clearance of NeuroStar TMS on March 25, 2024, as the first and only TMS treatment approved as a first-line add-on for adolescents aged 15-21 with major depressive disorder.

NeuroStar Launches Nationwide Better Me Provider Program, Enhancing Patient Care and Accessibility

In July, the Company announced the national launch of its Better Me Provider (BMP) program, setting new industry standards for patient care and responsiveness in mental health treatment. The program, developed in collaboration with TMS medical experts, has shown strong results during its pilot phase. Participating practices demonstrated up to 6.4 times faster 24-hour follow-ups and a fivefold reduction in time from initial patient interest to motor threshold determination. Advanced clinical training through NeuroStar University enabled participants to treat 58% more patients on average. With 300 active sites and over 125 more committed to joining, the BMP program represents a major step in Neuronetics’ strategy to improve accessibility of NeuroStar TMS Therapy for millions suffering from MDD, OCD, and anxious depression. This initiative underscores the company’s commitment to innovation and patient-centric care in the mental health sector.

New Debt Facility of up to $90 million with Perceptive Advisors

In late July, Neuronetics entered into a debt facility of up to $90 million with Perceptive Advisors LLC. The agreement provided an initial tranche of $50 million at closing, with two additional tranches of $15 million and $25 million available under specified conditions. This new facility allowed Neuronetics to pay off, in full, the Company’s SLR Capital Partners term loan, reducing the Company’s net debt and providing additional financial flexibility. The 5-year term loan’s interest rate is based on SOFR plus an applicable margin. This funding will support Neuronetics’ ongoing investments in commercial initiatives, clinical indication expansion, and efforts to drive adoption of its NeuroStar Advanced Therapy for Mental Health.

Business Outlook

For the third quarter of 2024, the Company expects total worldwide revenue between $18.5 million and $19.5 million.

For the full year 2024, the Company expects total worldwide revenue to be between $78.0 million and $80.0 million.

For the full year 2024, the Company expects total operating expenses to be between $78.0 million and $80.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 12, 2024, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://url.us.m.mimecastprotect.com/s/C7kiCVO57LF7MX48hQtquVT87q?domain=protect.checkpoint.com. To listen to the conference call on your telephone, you may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. The NeuroStar Advanced Therapy System is cleared by the FDA for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with more than 6.6 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in the press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the proposed combination of Greenbrook and Neuronetics, potential benefits of the transaction and the timing thereof. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this document.

These risks and uncertainties include, without limitation, risks and uncertainties related to: our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our revenue has been concentrated among a small number of customers; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; the terms of our credit facility; our ability to successfully roll-out our Better Me Guarantee Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even in the fourth quarter of 2024 and on a full-year basis in 2025.

Without limiting the foregoing, these risks and uncertainties also include, without limitation, risks and uncertainties related to: the parties’ ability to meet expectations regarding the timing and completion of the transaction; the occurrence of any event, change or other circumstance that would give rise to the termination of the Arrangement Agreement; the fact that Greenbrook’s and Neuronetics’ respective stockholders may not approve the transaction; the fact that certain terminations of the Arrangement Agreement require Greenbrook or Neuronetics to pay a termination fee; the failure to satisfy each of the conditions to the consummation of the transaction; the disruption of management’s attention from ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Greenbrook’s and Neuronetics’ relationships with their respective customers, as well as their respective operating results and business generally; the outcome of any legal proceedings related to the transaction; retention of employees of Greenbrook following the announcement of the transaction; the fact that Greenbrook’s and Neuronetics’ stock price may decline significantly if the transaction is not completed; and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as each may be updated or supplemented by subsequent reports that the Company has filed or files with the SEC.

These forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, Neuronetics and Greenbrook undertake no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in their expectations.

Important Additional Information and Where to Find It

In connection with the transaction, Neuronetics and Greenbrook will be filing preliminary and definitive joint proxy statements and other relevant documents relating to the proposed transaction with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. This communication is not a substitute for the joint proxy statement or any other document that Neuronetics or Greenbrook may file with the SEC or on SEDAR+ or send to their stockholders in connection with the transaction. The description of the Definitive Agreement and voting agreements above do not purport to be complete and are qualified in its entirety by reference to such agreement as filed pursuant to the joint proxy statement and/or any other filing with the SEC and on SEDAR+. Before making any voting decision, Neuronetics’ and Greenbrook’s stockholders are urged to read all relevant documents filed with the SEC and on SEDAR+, including the joint proxy statement, when they become available because they will contain important information about the transaction. Investors and security holders will be able to obtain the joint proxy statement and other documents filed by Neuronetics or Greenbrook with the SEC (when available) free of charge at the SEC’s website, www.sec.gov or on SEDAR+, at www.sedarplus.ca, as applicable, or from Neuronetics or Greenbrook at the investor relations page of their respective websites, https://ir.neuronetics.com/ and greenbrooktms.com/investor-relations. These documents are not currently available.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Neuronetics, Greenbrook and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Neuronetics’ stockholders in connection with the transaction. Neuronetics’ stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of Neuronetics in Neuronetics’ Annual Report on Form 10-K filed with the SEC on March 7, 2024, its proxy statement relating to its 2024 Annual Meeting of Stockholders filed with the SEC on April 11, 2024 and other relevant materials filed with the SEC when they become available; and (ii) regarding Greenbrook’s directors and officers in Greenbrook’s Annual Report on Form 10-K filed with the SEC and on SEDAR+ on April 25, 2024 and other relevant materials filed with the SEC and on SEDAR+, as applicable, when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Neuronetics’ stockholders in connection with the transaction will be set forth in the joint proxy statement for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the joint proxy statement that Neuronetics and Greenbrook intend to file with the SEC and on SEDAR+, as applicable.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues	$16,450	$17,610	$33,867	$33,150
Cost of revenues	4,271	4,836	8,600	8,980

Gross profit	12,179	12,774	25,267	24,170

Operating expenses:
Sales and marketing	12,303	11,559	23,943	23,461
General and administrative	6,148	6,200	12,105	12,812
Research and development	2,235	2,364	4,585	5,154

Total operating expenses	20,686	20,123	40,633	41,427

Loss from operations	(8,507)	(7,349)	(15,366)	(17,257)

Other (income) expense:
Interest expense	1,978	1,144	3,804	2,396
Other income, net	(653)	(3,592)	(1,465)	(4,232)

Net loss	$(9,832)	$(4,901)	$(17,705)	$(15,421)

Net loss per share of common stock outstanding, basic and diluted	$(0.33)	$(0.17)	$(0.59)	$(0.54)

Weighted average common shares outstanding, basic and diluted	30,052	28,590	29,762	28,316

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$42,642	$59,677
Accounts receivable, net	17,143	15,782
Inventory	6,142	8,093
Current portion of net investments in sales-type leases	685	905
Current portion of prepaid commission expense	2,739	2,514
Current portion of note receivables	2,363	2,056
Prepaid expenses and other current assets	3,792	4,766

Total current assets	75,506	93,793

Property and equipment, net	1,728	2,009
Operating lease right-of-use assets	2,480	2,773
Net investments in sales-type leases	268	661
Prepaid commission expense	8,626	8,370
Long-term notes receivable	3,152	3,795
Other assets	5,053	4,430

Total assets	$96,813	$115,831

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,102	$4,752
Accrued expenses	9,236	12,595
Deferred revenue	1,452	1,620
Current portion of operating lease liabilities	856	845
Current portion of long-term debt, net	13,612	—

Total current liabilities	29,258	19,812

Long-term debt, net	46,146	59,283
Deferred revenue	15	200
Operating lease liabilities	2,008	2,346

Total liabilities	77,427	81,641

Commitments and contingencies (Note 18)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on June 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 30,136 and 29,092 shares issued and outstanding on June 30, 2024 and December 31, 2023, respectively	301	291
Additional paid-in capital	412,871	409,980
Accumulated deficit	(393,786)	(376,081)

Total Stockholders’ equity	19,386	34,190

Total liabilities and Stockholders’ equity	$96,813	$115,831

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Six months ended June 30,
	2024	2023
Cash flows from Operating activities:
Net loss	$(17,705)	$(15,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,115	1,004
Allowance for credit losses	1,238	(266)
Inventory impairment	94	—
Share-based compensation	2,901	3,838
Non-cash interest expense	474	322
Changes in certain assets and liabilities:
Accounts receivable, net	(3,204)	(5,456)
Inventory	1,844	(7)
Net investment in sales-type leases	614	828
Prepaid commission expense	(482)	(620)
Prepaid expenses and other assets	683	(2,762)
Accounts payable	(844)	1,577
Accrued expenses	(3,359)	(6,462)
Deferred revenue	(353)	(622)

Net Cash used in Operating activities	(16,984)	(24,047)

Cash flows from Investing activities:
Purchases of property and equipment and capitalized software	(991)	(938)
Repayment of notes receivable	940	113

Net Cash used in Investing activities	(51)	(825)

Cash flows from Financing activities:
Payments of debt issuance costs	—	(863)
Proceeds from issuance of long-term debt	—	2,500
Repayment of long-term debt	—	(1,200)

Net Cash provided by Financing activities	—	437

Net decrease in Cash and Cash equivalents	(17,035)	(24,435)
Cash and Cash equivalents, Beginning of Period	59,677	70,340

Cash and Cash equivalents, End of Period	$42,642	$45,905

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net loss	$(9,832)	$(4,901)	$(17,705)	$(15,421)
Interest expense, net	1,325	1,144	2,339	2,396
Income taxes	—	—	—	—
Depreciation and amortization	555	488	1,115	1,004

EBITDA	$(7,952)	$(3,269)	$(14,251)	$(12,021)

Exhibit 99.2

Neuronetics and Greenbrook TMS Announce Definitive Agreement to Merge

MALVERN, Pa. and TORONTO, On., August 12, 2024 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM) (“Neuronetics”) and Greenbrook TMS Inc. (OTCMKTS: GBNHF) (“Greenbrook”) today announced that they have entered into a definitive arrangement agreement (the “Definitive Agreement”) in which Neuronetics will acquire all of the outstanding common shares of Greenbrook in an all-stock transaction.

“This transaction brings together two of the leaders in the mental health space in the U.S., which will allow us to provide access to innovative care to patients suffering from mental health conditions. Leveraging the significant scale and capabilities of the two businesses, we can drive increased awareness of NeuroStar, consistently deliver best practices, facilitate improved reimbursement on a regional and national level, and provide additional services and training opportunities to all of our customers which can improve their business operations,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics. “Beyond the strategic benefits, we believe this acquisition will help create a more attractive financial profile for the combined company, including the increased scale and growth trajectory of our top line, the ability to realize material cost synergies, the acceleration of our path to profitability, and a bolstered balance sheet. In combination, we expect this transaction will create significant long-term value for shareholders.”

“This transaction combines two organizations who share a common mission to better care for the growing number of patients who are suffering from mental health conditions, many of whom are poorly served by medication alone,” said Bill Leonard, President and Chief Executive Officer of Greenbrook. “By combining Neuronetics’ innovative NeuroStar platform as well as their education and training expertise, with Greenbrook’s well established practice operations and support capabilities, we believe the combined company can improve care at Greenbrook’s existing sites and, just as importantly, at any practice across the country that is looking to bring the benefits of NeuroStar to their patients.”

Rationale for the Transaction

By creating a vertically-integrated organization capable of providing access to TMS therapy with significant scale, the acquisition offers multiple strategic benefits for Neuronetics and its customers, including:

•

Increased Brand Awareness for NeuroStar TMS. Through marketing efforts under a single brand, Neuronetics expects to be able to drive significant increases in awareness of NeuroStar amongst patients, care givers, and providers.

•	More Consistent Delivery of Best Practices. Under centralized management, Neuronetics believes it can better operationalize NeuroStar TMS best practices across all Greenbrook sites nationwide.

•

Provides a Variety of Positive Benefits for All NeuroStar Customers. The benefits include increased brand recognition for NeuroStar, the expansion of training opportunities on how to successfully incorporate med management and Spravato® treatment alongside NeuroStar, as well as access to centralized services to improve their business operations, which includes the ability to benefit from regional and national payor contracts, the outsourcing of reimbursement billing and processing, better revenue cycle management, and a national call center.

Beyond the strategic benefits, the transaction is expected to create compelling financial benefits, which include:

•

Increased Revenue Scale and Strong Growth Trajectory. In fiscal year 2023, the pro forma revenue of the combined company would have been approximately $145 million, effectively doubling the scale of the stand-alone businesses. Additionally, the combined company expects mid-teens year over year revenue growth in fiscal years 2025 and 2026.

•

Material Cost Synergies. Through the optimization of marketing spend as well as back office functions, the combined company expects to be able to realize at least $15 million of annualized cost savings, the majority of which will be realized in fiscal year 2025.

•

Accelerated Path to Profitability. Coming as a result of strong expected revenue growth and the realization of cost synergies, the combined company anticipates to be Adjusted EBITDA positive and also cash flow positive for the full fiscal year 2025, excluding one-time costs related to the transaction.

•

Bolstered Balance Sheet. As a result of the pre-transaction conversion of Greenbrook’s debt into common shares, in combination with the scale of the business post-acquisition, the consolidated company will be able to leverage an improved balance sheet to execute on its long-term growth strategy.

Leadership Structure

Neuronetics’ executive management team will continue with the combined company, and the executive leadership team will be bolstered by key Greenbrook leadership team members, including Bill Leonard, Greenbrook’s current President and Chief Executive Officer, Peter Willett, Greenbrook’s current Chief Financial Officer, and Dr. Geoffrey Grammer, Greenbrook’s current Chief Medical Officer.

Terms of the Acquisition

Under the terms of the Definitive Agreement:

•	Prior to the completion of the transaction, all of Greenbrook’s existing credit facility and subordinated convertible debt will be converted into Greenbrook common shares.

•

Greenbrook shareholders will receive a fraction of shares of Neuronetics common stock for each Greenbrook common share owned at the exchange ratio described below such that immediately following the closing of the transaction, Neuronetics shareholders will own approximately 57% of the combined company, and Greenbrook shareholders will own approximately 43% of the combined company, respectively, on a fully diluted basis. As of the date of the Definitive Agreement, each Greenbrook share is expected to be exchanged for 0.01149 shares of Neuronetics common stock at the closing of the transaction, subject to adjustment for any interim period funding by Madryn and other customary adjustments prior to the closing based on the terms of the Definitive Agreement. An aggregate of 25,304,971 Neuronetics shares will be issued to Greenbrook shareholders in connection with the transaction.

•

The transaction will be implemented by way of a court-approved plan of arrangement under the Business Corporations Act (Ontario). The transaction must be approved by the Superior Court of Ontario (Commercial List), which will consider the fairness and reasonableness of the transaction to all Greenbrook shareholders.

•

As part of the transaction, Madryn Asset Management LP and its affiliates (“Madryn”) has agreed to convert all of the amount outstanding under its credit facility with Greenbrook and all of the subordinated convertible notes of Greenbrook (including notes held by Madryn and other third-parties, which are forced to convert as a result of Madryn’s election) into common shares of Greenbrook prior to the effective date of the transaction. As a result, subject to adjustment for any interim period funding by Madryn and other customary adjustments, Madryn will own 95.3% of the Greenbrook common shares immediately prior to closing and will receive 95.3% of the Neuronetics common stock being issued to Greenbrook shareholders.

•

The transaction requires approval by (i) at least 66 2/3% of the votes cast by the holders of Greenbrook shares present in person or represented by proxy at a special meeting of the holders of the Greenbrook shares to be called to consider the transaction; and (ii) a simple majority of the votes cast by the holders of Greenbrook shares present in person or represented by proxy, excluding Greenbrook shares that are required to be excluded under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (including shares held by Madryn).

•

The issuance of the Neuronetics shares pursuant to the transaction requires approval by holders of a majority of shares of Neuronetics common stock who, being present or voting by proxy and entitled to vote at the Neuronetics stockholder meeting, cast votes affirmatively or negatively on the Neuronetics share issuance resolution. Among other things, Neuronetics will also propose to amend its certificate of incorporation to increase the size of authorized share capital in order to issue the Neuronetics shares. Approval of this proposed amendment will be required by the holders of a majority of the outstanding shares of Neuronetics common stock entitled to vote at the Neuronetics stockholder meeting.

•	The Definitive Agreement provides for customary deal protection provisions, including reciprocal non-solicitation covenants and rights to match superior proposals.

•

The Definitive Agreement provides for mutual termination fees of $1,900,000 in the event the transaction is terminated by either party in certain circumstances, including to enter into a superior proposal.

•

The combined company will continue to operate as Neuronetics, Inc., and trade under the ticker STIM on the NASDAQ stock exchange. Following closing of the transaction, Neuronetics intends to cause the common shares of Greenbrook to be delisted from the OTCQB and to cause Greenbrook to submit an application to cease to be a reporting issuer under applicable Canadian securities laws.

Each of Neuronetics’ directors and certain members of the executive leadership team, as of the date hereof, who hold in the aggregate 1,680,718 Neuronetics shares (representing approximately 5.55% of issued and outstanding Neuronetics shares (on a fully-diluted basis)) have entered into voting support agreements agreeing to vote their stock in favor of the transaction.

Key shareholders of Greenbrook, including Madryn and certain subordinated convertible noteholders, and directors and certain members of the executive leadership team, as of the date hereof, who hold in the aggregate 16,536,208 Greenbrook common shares (representing approximately 48.7% of issued and outstanding Greenbrook shares (on a non-diluted basis and assuming the cancellation of 11,634,660 outstanding Greenbrook shares on or about August 15, 2024, as previously disclosed by Greenbrook) have entered into voting support agreements agreeing to vote their Greenbrook shares in favor of the transaction.

The Madryn voting agreement is terminable under certain specified circumstances including in the event of receipt of a superior proposal that satisfies a hurdle that represents a 20% premium to the value of the consideration payable under this transaction and, concurrently therewith, the Definitive Agreement is terminated for a superior proposal upon payment of a termination fee. The voting agreement entered into with other key shareholders of Greenbrook are terminable under certain specified circumstances including upon the termination of the Madryn voting agreement.

Greenbrook Strategic Review Process

The transaction is the culmination of a strategic review process undertaken by Greenbrook. The process and negotiation of the transaction was supervised by a committee of independent directors (the “Greenbrook Special Committee”). Both the Greenbrook board and Greenbrook Special Committee determined, after receiving financial and legal advice, that the transaction is in the best interest of Greenbrook and is fair, from a financial point of view, to Greenbrook shareholders (other than Madryn).

Alliance Global Partners has provided an opinion to the Greenbrook board and the Greenbrook Special Committee that, as at the date of its opinion and based upon and subject to the assumptions, limitations and qualifications set out therein, the consideration to be received by the shareholders of Greenbrook pursuant to the transaction is fair, from a financial point of view, to such shareholders.

The terms of the Definitive Agreement were negotiated with oversight and participation of the Greenbrook Special Committee and the assistance of Greenbrook’s external financial and legal advisors. Such terms are reasonable in the judgment of the Greenbrook Special Committee and the Greenbrook board.

Timing and Approvals

The Board of Directors of both companies have unanimously approved the transaction.

The transaction is expected to close during the fourth quarter of 2024, subject to approval by both companies’ shareholders, court approval in respect of the plan of arrangement as well as other customary closing conditions.

Further information regarding the transaction will be contained in a joint proxy statement that Neuronetics and Greenbrook will prepare, file and make available to their respective stockholders and shareholders in advance of the Neuronetics stockholder meeting and the Greenbrook shareholder meeting, respectively. Copies of the Definitive Agreement and joint proxy statement will be available on Greenbrook’s profile at the SEC’s website at www.sec.gov and on SEDAR+ (www.sedarplus.ca) and the Definitive Agreement and joint proxy statement will be available at the SEC’s website at www.sec.gov. See “Important Information and Where to Find It” below.

Advisors

Canaccord Genuity is serving as financial advisor to Neuronetics, and Ballard Spahr LLP as well as Stikeman Elliott LLP are serving as its legal counsel. A.G.P./Alliance Global Partners is serving as financial advisor to Greenbrook, and Torys LLP is serving as its legal counsel.

Conference Call and Webcast

Neuronetics’ management team will host a conference call to discuss the transaction, in conjunction with the announcement of their second quarter earnings call today, August 12, 2024, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast HERE.

To listen to the conference call on your telephone, you may register for the call HERE.

While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. NeuroStar is indicated for the treatment of depressive episodes and for decreasing anxiety symptoms for those who may exhibit comorbid anxiety symptoms in adult patients suffering from MDD and who failed to achieve satisfactory improvement from previous antidepressant medication treatment in the current episode. It is also FDA-cleared as an adjunct for adults with obsessive-compulsive disorder and for adolescent patients aged 15-21 with MDD. NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with over 6.4 million treatments delivered. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety and prescribing information, NeuroStar.com.

About Greenbrook TMS

Operating through 130 company-operated treatment centers (118 treatment centers following completion of the previously-disclosed settlement transaction), Greenbrook is a leading provider of Transcranial Magnetic Stimulation (“TMS”) and Spravato® (esketamine nasal spray), FDA-cleared, non-invasive therapies for the treatment of Major Depressive Disorder (“MDD”) and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Spravato® is offered to treat adults with treatment-resistant depression and depressive symptoms in adults with MDD with suicidal thoughts or actions. Greenbrook has provided more than one million treatments to over 30,000 patients struggling with depression.

Neuronetics Contact:

Investors:

Mike Vallie or Mark Klausner

ICR Westwicke

443-213-0499

ir@neuronetics.com

Media:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in the press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the proposed combination of Greenbrook and Neuronetics, potential benefits of the transaction and the timing thereof. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: (i) the parties’ ability to meet expectations regarding the timing and completion of the transaction; (ii) the occurrence of any event, change or other circumstance that would give rise to the termination of the Definitive Agreement; (iii) the fact that Greenbrook’s and Neuronetics’ respective stockholders may not approve the transaction; (iv) the fact that certain terminations of the Definitive Agreement require Greenbrook or Neuronetics to pay a termination fee; (v) the failure to satisfy each of the conditions to the consummation of the transaction; (vi) the disruption of management’s attention from ongoing business operations due to the transaction; (vii) the effect of the announcement of the transaction on Greenbrook’s and Neuronetics’ relationships with their respective customers, as well as their respective operating results and business generally; (viii) the outcome of any legal proceedings related to the transaction; (ix) retention of employees of Greenbrook following the announcement of the transaction; (x) the fact that Greenbrook’s and Neuronetics’ stock price may decline significantly if the transaction is not completed; and other factors described under the heading “Risk Factors” in Neuronetics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and Greenbrook’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as each may be updated or supplemented by subsequent reports that Neuronetics has filed or files with the SEC and Greenbrook files with the SEC and on SEDAR+. These forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, Neuronetics and Greenbrook undertake no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the their expectations.

Important Additional Information and Where to Find It

In connection with the transaction, Neuronetics and Greenbrook will be filing preliminary and definitive joint proxy statements and other relevant documents relating to the proposed transaction with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. This communication is not a substitute for the joint proxy statement or any other document that Neuronetics or Greenbrook may file with the SEC or on SEDAR+ or send to their stockholders in connection with the transaction. The description of the Definitive Agreement and voting agreements above do not purport to be complete and are qualified in its entirety by reference to such agreement as filed pursuant to the joint proxy statement and/or any other filing with the SEC and on SEDAR+. Before making any voting decision, Neuronetics’ and Greenbrook’s stockholders are urged to read all relevant documents filed with the SEC and on SEDAR+, including the joint proxy statement, when they become available because they will contain important information about the transaction. Investors and security holders will be able to obtain the joint proxy statement and other documents filed by Neuronetics or Greenbrook with the SEC (when available) free of charge at the SEC’s website, www.sec.gov or on SEDAR+, at www.sedarplus.ca, as applicable, or from Neuronetics or Greenbrook at the investor relations page of their respective websites, https://ir.neuronetics.com/ and greenbrooktms.com/investor-relations. These documents are not currently available.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Neuronetics, Greenbrook and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Neuronetics’ stockholders in connection with the transaction. Neuronetics’ stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of Neuronetics in Neuronetics’ Annual Report on Form 10-K filed with the SEC on March 7, 2024, its proxy statement relating to its 2024 Annual Meeting of Stockholders filed with the SEC on April 11, 2024 and other relevant materials filed with the SEC when they become available; and (ii) regarding Greenbrook’s directors and officers in Greenbrook’s Annual Report on Form 10-K filed with the SEC and on SEDAR+ on April 25, 2024 and other relevant materials filed with the SEC and on SEDAR+, as applicable, when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Neuronetics’ stockholders in connection with the transaction will be set forth in the joint proxy statement for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the joint proxy statement that Neuronetics and Greenbrook intend to file with the SEC and on SEDAR+, as applicable.